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                                                                     EXHIBIT 3.6


               FIRST AMENDMENT TO AMENDED AND RESTATED AGREEMENT
                           OF LIMITED PARTNERSHIP OF
                   CAPTEC FRANCHISE CAPITAL PARTNERS L.P.IV

     This First Amendment (the "Amendment") to the Amended and Restated Agreement of Limited Partnership of Captec Franchise Capital Partners L.P. IV (the "Partnership Agreement") is entered into as of the 31st day of March, 1997, by Captec Franchise Capital Corporation IV, a Michigan corporation (the "Managing General Partner") and general partner of the Partnership.

                                  RECITALS:

     A. Any capitalized term that is not defined herein shall have the meaning assigned to it in the Partnership Agreement.

     B. The securities administrators of the States of Minnesota and Missouri have requested that certain changes be made to the Partnership Agreement.

     C. Section 14.2.15(c) provides that the Managing General Partner, without the approval of the Limited Partners, may amend the Partnership Agreement as so required by a state securities commission or similar such official if such revision is deemed by such commission or official to be for the benefit or protection of the Limited Partners.

     D. The General Partners have determined that the amendments to the Partnership Agreement required by the securities administrators of the States of Minnesota and Missouri are deemed by such officials to be for the benefit or protection of the Limited Partners.

     E. The parties desire to amend the Partnership Agreement as set forth below.

     NOW, THEREFORE, in consideration of mutual promises made herein, the parties hereto hereby agree as follows:

     1. Section 12.1.4 of the Partnership Agreement is amended to read in its entirety as follows:

     if the Managing General Partner determines in its sole discretion that such assignment would prevent the Partnership from being able to satisfy either the 2% or 5% "safe harbors" contained in Service Advance Notice 88-75 or in corresponding regulations or the Partnership has received an opinion of counsel or a favorable service ruling that such transfer would result in the Partnership being classified as a "publicly-traded partnership" for federal income tax purposes.

     2. The first sentence of Section 14.4.5 of the Partnership Agreement is amended to read in its entirety as follows:

     cause the Partnership to invest in any Asset with unaffiliated parties that own one or more Assets through co-tenancy arrangements, joint ventures or general partnerships except on substantially the same terms and conditions (although not necessarily the same percentage interest) as such unaffiliated parties; provided, however, that no such investment shall be entered into by the Partnership (i) if it involves the payment of duplicative property management or other fees which would have the effect of circumventing any of the restrictions on and prohibited transactions involving conflicts of interest contained in this Partnership Agreement, and (ii) unless the Partnership acquires a controlling interest in such joint venture or partnership.

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     3. Section 15.3  of the Partnership Agreement is amended to read in its entirety as follows:

     15.3 Consent Without a Meeting. The Managing General Partner may and, upon receipt of a request in writing signed by ten percent (10%) or more in interest of the Limited Partners, the Managing General Partner shall, submit any matter upon which the Limited Partners are entitled to act, to the Limited Partners for a vote by written consent without a meeting.

     4. Except as modified herein, the Partnership Agreement remains unchanged, and, as modified, continues in full force and effect.

     IN WITNESS WHEREOF, the Managing General Partner has executed this Amendment as of the date first above written.


                                CAPTEC FRANCHISE CAPITAL CORPORATION IV



                                By:
                                   ----------------------------------------
                                      Patrick L. Beach
                                      President and
                                      Chief Executive Officer
                                      President and Chief Executive Officer






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